As filed with the Securities and Exchange Commission on December 7, 1995.


                                        Registration No. 33-64355


               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549


                       AMENDMENT NO. 1 TO
                            FORM S-3
                     REGISTRATION STATEMENT
                              under
                   THE SECURITIES ACT OF 1933


                 DILLARD DEPARTMENT STORES, INC.
     (Exact name of registrant as specified in its charter)

         Delaware                           71-0388071
  (State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)           Identification No.)

                       1600 Cantrell Road
                  Little Rock, Arkansas  72201
                         (501) 376-5200
       (Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)


James E. Darr, Jr.                 James I. Freeman
1600 Cantrell Road                 1600 Cantrell Road
Little Rock, Arkansas 72201        Little Rock, Arkansas  72201
(501) 376-5200                     (501) 376-5200

                       Paul B. Benham, III
                    Friday, Eldredge & Clark
                 2000 First Commercial Building
                     400 West Capitol Avenue
                Little Rock, Arkansas  72201-3493
                         (501) 376-2011
    (Name, address, including zip code, and telephone number, including area code, of agents for service)

                            Copy to:

                        Gary I. Horowitz
                   Simpson Thacher & Bartlett
                      425 Lexington Avenue
                    New York, New York  10017
                         (212) 455-2000

Approximate date of commencement of proposed sale to the public:
 From time to time after the effectiveness of this registration statement as determined in light
             of market conditions and other factors.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.    / /


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment
plans, check the following box.    /X/


     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.    / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
                         / /

     If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.   / /





                  CALCULATION OF REGISTRATION FEE

                                                Proposed
Title of Each                   Proposed        Maximum
Class of                        Maximum         Aggregate        Amount of
Securities to    Amount to be   Offering Price  Offering         Registration
be Registered    Registered     Per Unit(1)     Price(1)         Fee(2)

Debt Securities  $300,000,000(3)(4)  100%       $300,000,000     $103,448.27


(1) Estimated solely for purposes of calculating the registration fee.

(2) The registration fee has been adjusted to reflect (i) a reduction in the proposed maximum aggregate offering price from $500,000,000 (as set forth in the initial filing of this Registration Statement) to $300,000,000 and (ii) an increase in the registration fee from a rate of 1/50 of 1% of the proposed maximum aggregate offering price to 1/29 of 1% of the proposed maximum aggregate offering price. Of the $103,448.27 registration fee, $100,000 has already been paid, and the balance of $3,448.27 is being paid upon the filing of this Amendment No. 1 to the Registration Statement.

(3) Or, in the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate public offering price of the amount set forth above or, in the case of debt securities denominated in a currency other than U.S. dollars or in a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such debt securities into U.S. dollars at the spot exchange rate in effect on the date such debt securities are initially offered to the public.

(4) As set forth below, an additional $100,000,000 aggregate principal amount of debt securities are being carried forward by the Company in this registration statement pursuant to Rule 429.
A filing fee of $31,250 was paid by the Company in connection with such securities.


     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     Pursuant to Rule 429, the prospectus filed as a part of this Registration Statement is being filed as a combined prospectus in compliance with the undertaking contained in Registration Statement No. 33-53046.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE ARKANSAS SECURITIES ACT, AS AMENDED, OR OTHER APPLICABLE STATE SECURITIES LAWS IN RELIANCE UPON THE REPRESENTATION OF THE REGISTERED HOLDER HEREOF THAT THESE SECURITIES HAVE BEEN PURCHASED WITH INVESTMENT INTENT AND NOT FOR RESALE OR WITH A VIEW TO DISTRIBUTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF REGISTRATION OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS. NO OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION IS TO TAKE PLACE WITHOUT THE PRIOR WRITTEN APPROVAL OF THE COMPANY. ANY TRANSFER CONTRARY TO THE ABOVE INSTRUCTIONS IS VOID. THE ABOVE INSTRUCTIONS SHALL TERMINATE AND BE OF NO FURTHER FORCE AND EFFECT AFTER THE THIRD ANNIVERSARY DATE HEREOF.


                                            SUBJECT TO COMPLETION
                                            DATED DECEMBER 7, 1995



                 DILLARD DEPARTMENT STORES, INC.

                         Debt Securities


     The Company may from time to time offer Debt Securities
consisting of debentures, notes and/or other unsecured evidences of indebtedness in one or more series at an aggregate initial offering
price not to exceed U.S.     $400,000,000      or its equivalent in any
other currency or composite currency. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. The accompanying Prospectus
Supplement sets forth with regard to the series of Debt Securities in respect of which this Prospectus is being delivered the title, aggregate principal amount, denominations (which may be in United States dollars, in any other currency or in a composite currency), maturity, rate (which may be fixed or variable), if any, and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms regarding payment in or on the basis of currencies other than U.S. dollars, any listing on a securities exchange and the initial public offering price and any other terms in connection with the offering and sale of such Debt Securities.

     The Company may sell Debt Securities through underwriters, dealers or agents, or directly to one or more purchasers. The Prospectus Supplement will set forth the names of underwriters, dealers or agents, if any, any applicable commissions or discounts and the net proceeds to the Company from any such sale. See "Plan of Distribution" for possible indemnification arrangements for underwriters, dealers, agents and purchasers.


     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



        The date of this Prospectus is           , 1995.

                      AVAILABLE INFORMATION

     Dillard Department Stores, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, such material may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 on which certain of the Company's securities are listed.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission, are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended January 28, 1995; (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended April 29, 1995 and July 29, 1995; and (iii) the Company's Current Report on Form 8-K dated May 24, 1995.

     All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Debt Securities shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Prospectus, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents incorporated herein by reference, other than the exhibits to such information (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Dillard Department Stores, Inc., 1600 Cantrell Road, Little Rock, Arkansas 72201,
Attention:  James E. Darr, Jr., telephone (501) 376-5200.

                           THE COMPANY

     Dillard Department Stores, Inc. is a regional group of traditional department stores operating, as of November 1, 1995, 238 stores in Alabama, Arizona, Arkansas, Colorado, Florida, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, Nevada, New Mexico, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas and Utah. The stores vary from 44,000 square feet to 409,000 square feet in size, with the area of typical stores ranging between 80,000 to 220,000 square feet, and the average store size being approximately 150,000 square feet. The stores are owned either by the Company or a wholly owned subsidiary, with the exception of 68 stores, which are leased from third parties. The stores feature branded and private label goods in the middle to upper-middle price ranges and cater to a broad spectrum of the population. With minor exceptions, all stores are full-line department stores and sell quality name-brand and private label apparel and accessories for men, women and children, as well as accessories for the home such as linens and domestics, china, silverware, draperies and housewares. Special emphasis is placed on fashion-oriented apparel, home furnishings and electronics.

     The Company is incorporated under the laws of the State of Delaware. The executive offices of the Company are located at 1600 Cantrell Road, Little Rock, Arkansas 72201, telephone number:
(501) 376-5200.

                         USE OF PROCEEDS

     Except as may be set forth in an applicable Prospectus Supplement accompanying this Prospectus, the net proceeds to be received by the Company from the issuance of up to $400,000,000 aggregate principal amount of the Company's debt securities (the "Debt Securities") offered hereby will be used to reduce short-term and other indebtedness, to finance the Company's operations and for other general corporate purposes.

               RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges for the Company for each of the years in the five year period ended January 28, 1995 and for the six months ended July 29, 1995 and July 30, 1994. For purposes of computing the ratio, earnings consist of earnings before income taxes plus fixed charges (less capitalized interest), and fixed charges consist of interest expense, preferred stock dividends, capitalized interest and the interest portion of rental expense which is approximated at one-third of rent expense.

   Unaudited
Six  Months Ended                   Fiscal Year Ended
July 29, July 30,     Jan. 28,  Jan. 29, Jan. 30, Feb. 1,  Feb. 2,
 1995     1994         1995      1994     1993     1992     1991
 3.05     2.81         3.72      3.57     3.59     3.40     3.38


                 DESCRIPTION OF DEBT SECURITIES

     The Debt Securities in respect of which this Prospectus is being delivered (the "Offered Debt Securities") are to be issued under an Indenture dated as of May 15, 1988, as supplemented by a First Supplemental Indenture dated as of December 16, 1988, and a Second Supplemental Indenture dated as of September 14, 1990 (the Indenture, as supplemented, being referred to herein as the "Indenture") between the Company and Chemical Bank, as Trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Whenever particular sections of, or terms defined in, the Indenture are referred to, such sections or defined terms are incorporated herein by reference.

General

     The Debt Securities will be unsecured obligations of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.

     The Indenture does not limit the aggregate principal amount of the Debt Securities or of any particular series of Offered Debt Securities and provides that Debt Securities may be issued thereunder from time to time in one or more series. All Debt Securities of any series need not be issued at the same time or bear interest at the same rate or mature on the same date.

     Reference is made to the Prospectus Supplement (the "Prospectus Supplement") relating to the Offered Debt Securities for the following terms thereof: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates on which the Offered Debt Securities will mature; (4) the rate or rates per annum (or the method of calculating such rates) at which the Offered Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (5) the Interest Payment Dates on which any such interest on the Offered Debt Securities will be payable and the Regular Record Date for any interest payable on any Offered Debt Securities on any Interest Payment Date and the extent to which, or the manner in which, any interest payable on a global Debt Security (a "Global Note") on an Interest Payment Date will be paid if other than in the manner described under "Global Notes" below; (6) the dates, if any, on which and the price or prices at which the Offered Debt Securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by the Company and other detailed terms and provisions of any such sinking funds; (7) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of the Company or of the holder thereof and other detailed terms and provisions of any such optional redemption; (8) the right of the Company to defease the Offered Debt Securities or certain covenants under the Indenture;
(9) the currency or currencies, which may be a composite currency such as the European Currency Unit, of payment of principal of and premium, if any, and interest on the Offered Debt Securities, if other than U.S. dollars; (10) whether the Offered Debt Securities are to be issued with original issue discount within the meaning of
Section 1273(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder; (11) whether the Offered Debt Securities are to be issued in whole or in part in the form of one or more Global Notes and, if so, the identity of the depositary, if any, for such Global Note or Notes; (12) any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities; (13) any index used to determine the amount of payments of principal of and premium, if any, and interest on the Offered Debt Securities; and (14) any other terms of the Offered Debt Securities not inconsistent with the terms of the Indenture.

     Unless otherwise indicated in the Prospectus Supplement relating thereto, principal of and any premium and interest on the Offered Debt Securities will be payable, and the Offered Debt Securities will be exchangeable and transfers thereof will be registrable, at the corporate trust office of the Trustee in New York, New York, provided that, at the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. Unless otherwise indicated in the Prospectus Supplement relating thereto, payment of any interest due on any Offered Debt Security will be made to the Person in whose name such Offered Debt Security is registered at the close of business on the Regular Record Date for such interest. (Sections 301, 305, 307 and 1002)

     Unless otherwise indicated in the Prospectus Supplement relating thereto, the Offered Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof, and no service charge will be made for any transfer or exchange of such Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Sections 302 and 305)

     Debt Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. Special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating to any such Original Issue Discount Securities.

Global Notes

     The Debt Securities of a series may be issued in whole or in part in the form of one or more Global Notes that will be deposited with or on behalf of a depositary located in the United States (a "Depositary") identified in the Prospectus Supplement relating to such series.

     The specific terms of the depositary arrangement with respect to any Debt Securities of a series will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

     Unless otherwise specified in an applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Note to be deposited with or on behalf of a Depositary will be represented by a Global Note registered in the name of such Depositary or its nominee. Upon the issuance of a Global Note in registered form, the Depositary for such Global Note will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Global Note to the accounts of institutions that have accounts with such Depositary or its nominee ("participants"). The accounts to be credited shall be designated by the underwriters or agents of such Debt Securities or by the Company, if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Notes will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Notes will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depositary or its nominee for such Global Note. Ownership of beneficial interests in Global Notes by persons that hold through participants will be effected only through records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Note.

     So long as the Depositary for a Global Note, or its nominee, is the registered owner of such Global Note, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Note for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in such Global Note will not be entitled to have Debt Securities of the series represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payment of principal of, premium, if any, and any interest on Debt Securities registered in the name of or held by a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner or the holder of the Global Note representing such Debt Securities. None of the Company, the Trustee, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for Debt Securities of a series, upon receipt of any payment of principal, premium, or interest in respect of a permanent Global Note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interest in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name," and will be the responsibility of such participants.

     A Global Note may not be transferred except as a whole by the Depositary for such Global Note to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. (Section 304(b)) If a Depositary for Debt Securities of a series is at any time unwilling or unable to continue as Depositary and a successor depositary is not appointed by the Company within ninety days, the Company will issue Debt Securities in definitive registered form in exchange for the Global Note or Notes representing such Debt Securities. In addition, the Company may at any time and in its sole discretion determine not to have any Debt Securities represented by one or more Global Notes and, in such event, will issue Debt Securities in definitive registered form in exchange for all the Global Notes representing such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Note will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Note equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name.

Certain Covenants of the Company

     Restrictions on Liens. The Company will not, and will not permit any Restricted Subsidiary to, issue, assume or guarantee any Indebtedness secured by any mortgage, security interest, pledge, lien or other encumbrance (herein referred to as a "Mortgage" or "Mortgages") upon any Operating Property or Operating Asset of the Company or any Restricted Subsidiary, whether such assets are now owned or hereafter acquired, without in any such case effectively providing that the Debt Securities (together with, if the Company shall so determine, any other Indebtedness ranking equally with the Debt Securities) shall be secured equally and ratably with such Indebtedness except that the foregoing restrictions shall not apply to (i) the giving, simultaneously with or within 180 days after the latest of May 15, 1988, or the acquisition or construction of such property, of a purchase money Mortgage on property acquired or constructed after May 15, 1988, or the acquisition after May 15, 1988, of property subject to any Mortgage which is limited to such property and which secures Indebtedness not in excess of the lesser of the cost or fair market value of such property, (ii) the giving by the Company or a Restricted Subsidiary of a Mortgage on real property which is the sole security for Indebtedness incurred within two years after the latest of May 15, 1988, the acquisition of the property or completion of the first substantial improvements thereon, provided that the Indebtedness does not exceed the lesser of the cost of the property and improvements or their fair market value and the holder of such Indebtedness is entitled to enforce its payment only by resorting to such security, and (iii) Mortgages, or renewals thereof, existing on the date of the Indenture or on assets of a Restricted Subsidiary existing on the date it became a Subsidiary. Notwithstanding the foregoing, the Company or any Restricted Subsidiary may create or assume Mortgages in addition to those permitted above, and renew, extend or replace such Mortgages provided that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 5% of Consolidated Net Tangible Assets. (Section 1007) On May 15, 1988, no Operating Properties were subject to any liens.

     Restrictions on Sale and Leaseback Transactions. The Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any person providing for the leasing by the Company or any Restricted Subsidiary of any Operating Property or Operating Asset which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person (a "Sale and Leaseback Transaction") unless the net proceeds of such sale or transfer have been determined by the Company's Board of Directors to be at least equal to the fair value of such Operating Property or Operating Assets at the time of such sale and transfer and (i) within 180 days after the receipt of the proceeds of such sale and transfer, either the Company or any Restricted Subsidiary applies an amount equal to such net proceeds to the prepayment or retirement (other than any mandatory prepayment or retirement) of Senior Funded Debt of the Company or such Restricted Subsidiary, or
(ii) the Company or such Restricted Subsidiary would be entitled, at the time of the effective date of such sale or transfer, to incur indebtedness secured by a Mortgage on such Operating Property or Operating Assets in an amount at least equal to the Attributable Debt in respect thereof, without equally and ratably securing the Debt Securities pursuant to the "Restrictions on Liens" described above. The foregoing restriction shall not apply to (i) any Sale and Leaseback Transaction for a term of not more than two years, including renewals, (ii) in the case of any Operating Property acquired or constructed subsequent to May 15, 1986, any Sale and Leaseback Transaction with respect thereto (including presently owned real property upon which such Operating Property is to be constructed) if a binding commitment is entered into within two years after the later of the acquisition of the property or completion of the first substantial improvements thereon and (iii) any Sale and Leaseback Transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries provided that the lessor shall be the Company or a wholly-owned Restricted Subsidiary. (Section 1008)

     Exempted Debt. Notwithstanding the restrictions in the Indenture on (i) Mortgages and (ii) Sale and Leaseback Transactions, the Company or its Restricted Subsidiaries may, in addition to amounts permitted under such restrictions, create Indebtedness secured by Mortgages, or enter into Sale and Leaseback Transactions, provided that, after giving effect thereto, the aggregate outstanding amount of all such Indebtedness secured by Mortgages plus Attributable Debt resulting from such Sale and Leaseback Transactions does not exceed 5% of Consolidated Net Tangible Assets (collectively, the "Exempted Debt"). (Sections 1007(b) and 1008(b))

     No Special Protection in the Event of a Highly Leveraged Transaction. Unless otherwise indicated in the Prospectus Supplement relating thereto, the terms of the Offered Debt Securities will not afford the holders special protection in the event of a highly leveraged transaction.

Certain Definitions

     Set forth below are certain significant terms which are defined in Section 101 of the Indenture:

     "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the actual rate of interest of such transaction) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback

Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capitalized Lease Obligations" means obligations created pursuant to leases which are required to be shown on the liability side of a balance sheet in accordance with generally accepted accounting principles.

     "Consolidated" when used with respect to any of the terms defined in the Indenture, refers to such terms as reflected in a consolidation of the accounts of the Company and its Restricted Subsidiaries in accordance with generally accepted accounting principles.

     "Funded Debt" means indebtedness which matures more than one year from the date of computation, or which is extendable or renewable at the sole option of the obligor so that it may become payable more than one year from such date, but, generally, shall not include obligations created pursuant to leases.

     "Indebtedness" means, generally, all obligations for borrowed money, including obligations secured by liens on property owned by a person whether or not such person is directly liable therefor.

     "Investment" means and includes any investment in stock, evidences of indebtedness, loans or advances, however made or acquired, but shall not include accounts receivable of the Company or of any Restricted Subsidiary arising from transactions in the ordinary course of business, or any evidences of indebtedness, loans or advances made in connection with the sale to any Subsidiary of accounts receivable of the Company or any Restricted Subsidiary arising from transactions in the ordinary course of business of the Company or any Restricted Subsidiary.

     "Net Tangible Assets" means the total amounts of assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts under generally accepted accounting principles) which under generally accepted accounting principles would be included on a balance sheet after deducting therefrom (i) all liability items except Funded Debt, Capitalized Lease Obligations, stockholders' equity and reserves for deferred income taxes, (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each such case would be so included on such balance sheet, (iii) Investments (less applicable reserves) in, or equity in the net assets of, Non-Restricted Subsidiaries in excess of the amount of such Investments and equity in net assets on January 30, 1988, and (iv) capitalized property rights created pursuant to Capitalized Lease Obligations. As of January 30, 1988, the amount of Investments in, or equity in the net assets of, Non-Restricted Subsidiaries totaled approximately $308,320,000.

     "Operating Assets" means all merchandise inventories, furniture, fixtures and equipment (including all transportation and warehousing equipment but excluding office equipment and data processing equipment) owned by the Company or a Restricted
Subsidiary.

     "Operating Property" means all real property and improvements thereon owned by the Company or a Restricted Subsidiary and constituting, without limitation, any store, warehouse, service center or distribution center wherever located; provided that such term shall not include any store, warehouse, service center or distribution center which the Company's Board of Directors declares by resolution not to be of material importance to the business of the Company and its Restricted Subsidiaries.

     "Restricted Subsidiaries" means all Subsidiaries other than Non-Restricted Subsidiaries. "Non-Restricted Subsidiaries" means
(i) any Subsidiary so designated by the Board of Directors of the Company in accordance with the Indenture, and (ii) any other Subsidiary of which the majority of the voting stock is owned directly or indirectly by one or more Non-Restricted Subsidiaries. The Indenture provides that the Company's Board of Directors may change the designations of Restricted Subsidiaries and Non-Restricted Subsidiaries. (Section 1009) Initially the Company will have no Restricted Subsidiaries.

     "Senior Funded Debt" means all Funded Debt of the Company or any person (except Funded Debt, the payment of which is subordinated to the payment of the Debt Securities).

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock having voting power under ordinary circumstances to elect a majority of the board of directors of said corporation or business entity is at the time owned or controlled by the Company, or by the Company and one or more Subsidiaries, or by any one or more Subsidiaries.

Merger and Consolidation

     The Indenture provides that the Company may, without the consent of the Holders of the Debt Securities, consolidate with or merge into any other corporation, or convey, transfer or lease its properties and assets substantially as an entirety to any person, provided that in any such case (i) the successor corporation shall be a domestic corporation and such corporation shall assume by a supplemental indenture the Company's obligations under the Indenture and the Debt Securities, (ii) immediately after such transaction, no Event of Default shall have happened and be continuing, and (iii) if as a result of any such merger, consolidation, or such conveyance, transfer or lease an Operating Property of the Company would become subject to a Mortgage which would not be permitted under "Restrictions on Liens" described above, the Debt Securities would be secured, equally and ratably with (or prior to) all indebtedness so secured. Upon compliance with these provisions by a successor corporation, the Company (except in the case of a lease) would be relieved of its obligations under the Indenture and the Debt Securities. (Sections 801 and 802)

Events of Default

     The following will be Events of Default under the Indenture with respect to Debt Securities of any series: (a) default in payment of principal of or premium, if any, on any Debt Security of that series when due; (b) default in payment of any interest on any Debt Security of that series when due, continued for 30 days; (c) default in the deposit of any sinking fund payment, when due, in respect of any Debt Security of that series; (d) default in the performance or breach of any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in the Indenture specifically dealt with or which has been included in the Indenture solely for the benefit of series of Debt Securities other than that series), continued for 60 days after written notice as provided in the Indenture; (e) if so specified in the Prospectus Supplement accompanying this Prospectus that this clause (e) shall apply to the Debt Securities of that series (and set forth in the Prospectus Supplement relating to the Debt Securities of that series), acceleration of any indebtedness for money borrowed by the Company under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not discharged within 10 days after written notice as provided in the Indenture; (f) certain events in bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Debt Securities of that series. No Event of Default with respect to a particular series of Debt Securities issued under the Indenture (except as to such events in bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of Debt Securities issued thereunder. (Section 501)

     If an Event of Default with respect to Debt Securities of any series at the time Outstanding shall occur and be continuing, then and in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may, by a notice in writing to the Company (and to the Trustee if given by Holders), declare to be due and payable immediately the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Debt Securities of that series. However, at any time after such a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the

Trustee, the Holders of a majority in principal amount of Outstanding Debt Securities of that series may, subject to certain conditions, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, with respect to Debt Securities of that series have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver" herein.
Reference is made to the Prospectus Supplement relating to any series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default shall occur and be continuing, the Indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable security and indemnity. (Sections 601 and 603) Subject to such provisions for security and indemnification of the Trustee and certain other rights of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series shall have the right to direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

     No Holder of any Debt Security of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to Debt Securities of that series and unless also the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable security and indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) Notwithstanding the foregoing, the Holder of any Debt Security will have an absolute and unconditional right to receive payment of the principal of (and premium, if any) and any interest on such Debt Security on or after the due dates expressed in such Debt Security and to institute suit for the enforcement of any such payment. (Section 508)

     The Indenture requires the Company to furnish to the Trustee annually a statement as to compliance with the Indenture. (Section
1011) The Indenture provides that the Trustee may withhold notice to the Holders of Debt Securities of any series of any default (except in payment of principal, any premium, interest or any sinking fund payments) with respect to Debt Securities of such series if it considers it in the interest of the Holders of Debt Securities of such series to do so. (Section 602)

Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66-2/3% in principal amount of the Outstanding Debt Securities of each series affected by such modifications or amendments; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium (if any) or any interest on, any Debt Security or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration, (c) change the place or currency of payment of principal of, or premium (if any) or interest on, any Debt Security, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security after the stated maturity date, or (e) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture, for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

     The Holders of 66-2/3% in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1012) The Holders of a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the Holders of all Debt Securities of that series waive any past default under the Indenture with respect to that series except a default in the payment of the principal of (or premium, if any) or any interest on any Debt Security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section
513)

Defeasance of Offered Debt Securities or Certain Covenants in
Certain Circumstances

     Defeasance and Discharge. The Indenture provides that the Board of Directors of the Company may provide by resolution that the Company will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and hold moneys for payment in trust) upon the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (as defined), which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay any installment of principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. Such discharge may only occur if the Company has received from, or there has been published by, the United States Internal Revenue Service a ruling to the effect that such a discharge will not be deemed, or result in, a taxable event with respect to Holders of the Debt Securities of such series; and such discharge will not be applicable to any Debt Securities of such series then listed on the New York Stock Exchange or any other securities exchange if the provision would cause said Debt Securities to be de-listed as a result thereof. (Section 403)

     Defeasance of Certain Covenants. The Indenture provides that the Board of Directors of the Company may by resolution provide that the terms of any series of Debt Securities may provide the Company with the option to omit to comply with certain restrictive covenants described in Sections 1007 through 1009 of the Indenture. The Company, in order to exercise such option, will be required to deposit with the Trustee money and/or U.S. Government Obligations (as defined) which through the payment of interest and principal thereof in accordance with their terms will provide money in an amount sufficient to pay principal (and premium, if any) and interest on and any mandatory sinking fund payments in respect of the Debt Securities of such series on the stated maturity of such payments in accordance with the terms of the Indenture and such Debt Securities. The Company will also be required to deliver to the Trustee an opinion of counsel to the effect that the deposit and related covenant defeasance will not cause the Holders of the Debt Securities of such series to recognize income, gain or loss for Federal income tax purposes. (Section 1010)

     Defeasance and Events of Default. In the event the Company exercises its option to omit compliance with certain covenants of the Indenture with respect to any series of Debt Securities and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     The Prospectus Supplement will state if any defeasance provision will apply to the Offered Debt Securities.

Concerning the Trustee

     Chemical Bank is the Trustee under the Indenture and is also the trustee under prior indentures between the Company and Chemical Bank. Chemical Bank maintains normal banking relations with the Company, including participating in and acting as Agent for a credit agreement for the Company and DIC. Chemical Bank also is the trustee under indentures between DIC and Chemical Bank.

                      PLAN OF DISTRIBUTION

     The Company may sell Debt Securities through underwriters,
dealers or agents or directly to one or more purchasers.   The
distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Debt Securities, underwriters may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement. In the event the Company sells directly to one or more purchasers, the Company's employees will not receive additional compensation in connection with their participation in such sales, and, accordingly, the Company will not register any employees as broker/dealers in reliance upon Rule 3a4-1 as promulgated under the Exchange Act.

     Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof.

                          LEGAL MATTERS

     Unless otherwise indicated in the Prospectus Supplement, certain legal matters in connection with the Debt Securities will be passed upon for the Company by Friday, Eldredge & Clark, Little Rock, Arkansas and for the underwriter(s), dealer(s) or agent(s) by Simpson Thacher & Bartlett (a partnership which includes professional corporations), 425 Lexington Avenue, New York, New York 10017. William H. Sutton and Paul B. Benham III, partners in Friday, Eldredge & Clark, beneficially own 1,000 and 2,000 shares, respectively, of the Company's Class A Common Stock either directly or indirectly through segregated accounts in a retirement plan maintained by the law firm. Additionally, Mr. Sutton is a director of the Company. Simpson Thacher & Bartlett from time to time acts as counsel in various matters for the Company.

                             EXPERTS

     The consolidated financial statements of the Company which are incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent certified public accountants. Such financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in auditing and accounting.

                             PART II

             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following tables sets forth the estimated expenses in connection with the offering described in this Registration
Statement.

Securities and Exchange Commission registration fee     $103,448.27
Legal fees                                                60,000.00
Printing and engraving                                    20,000.00
Accountants' fees                                         20,000.00
Blue Sky and legal investment fees and expenses           25,000.00
Trustee and Authenticating Agent fees                     30,000.00
Rating Agency fees                                        35,000.00
Miscellaneous expenses                                    51,551.73

     Total                                              $345,000.00


Item 15.  Indemnification of Directors and Officers.

     Section 145 of the Delaware General Corporation Law contains detailed provisions for indemnification of directors and officers of Delaware corporations against expenses, judgments, fines and settlements in connection with litigation. Article NINTH, Section 7 of the Company's Certificate of Incorporation and Article III,
Section 5 of the Company's By-Laws provide for indemnification of the directors and officers of the Company against certain liabilities.

Item 16.  Exhibits.

    Number                   Description

    *1(a) Form of Underwriting Agreement Standard Provisions
          (Exhibit 1(a) in 33-53046)
     1(b) Agency Agreement (to be filed on Form 8-K)
    *4(a) Indenture dated as of May 15, 1988, between the
          Company and Chemical Bank, Trustee (Exhibit 4 in 33-
          21671)
    *4(b) First Supplemental Indenture dated as of December 16,
          1988, between the Company and Chemical Bank, Trustee (Exhibit 4.2 in 33-25114)
    *4(c) Second Supplemental Indenture dated as of September 14,
          1990, between the Company and Chemical Bank, Trustee (Exhibit 4(c) to Current Report on Form 8-K dated September 26, 1990 in 1-6140)
   **5    Opinion and consent of Friday, Eldredge & Clark

    *12 Statement regarding computation of ratio of earnings to fixed charges of the Company (Exhibit (12) to Form 10-Q for the quarter ended July 29, 1995 in 1-6140)
     23.1 Consent of Deloitte & Touche LLP
   **23.2 Consent of Friday, Eldredge & Clark (included in Exhibit
          5)
   **24   Powers of Attorney
   **25   Statement of Eligibility and Qualification on Form T-1 of
          Chemical Bank

 *Incorporated herein by reference as indicated.
**Previously filed.

Item 17.  Undertakings.

     The undersigned registrant hereby undertakes:

     1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
Statement:

          (a) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference;

          (b) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in such post-effective amendment is contained in a periodic report filed by registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 and incorporated herein by reference. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     4. That, for purposes of determining liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions referred to in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                           SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Little Rock, State of Arkansas, on the 7th day of December, 1995.

                         DILLARD DEPARTMENT STORES, INC.



                         /s/  James I. Freeman
                         James I. Freeman, Senior Vice President
                         and Chief Financial Officer



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated, on the 7th day of December, 1995.


             *                Chairman of the Board, Chief
(William Dillard)             Executive Officer and Director
                              (Principal Executive Officer)


 /s/ James I. Freeman         Senior Vice President, Chief
(James I. Freeman)            Financial Officer and Director
                              (Principal Financial and
                              Accounting Officer)


             *                Director
(Calvin N. Clyde, Jr.)


                              Director
(Robert C. Connor)


                              Director
(Drue Corbusier)


             *                Director
(Will D. Davis)

             *                Executive Vice President and Director
(Alex Dillard)


                              Executive Vice President and Director
(Mike Dillard)


             *                President, Chief Operating Officer
(William Dillard II)          and Director



                              Director
(John Paul Hammerschmidt)


             *                Director
(William B. Harrison, Jr.)


             *                Director
(J.M. Hessels)


             *                Director
(John H. Johnson)


             *                Director
(E. Ray Kemp)


             *                Director
(William H. Sutton)


*By: /s/ James I. Freeman
     James I. Freeman
     (Attorney-in-Fact)

     *James I. Freeman, by signing his name hereto, does sign this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons, filed or to be filed with the Securities and Exchange Commission as supplemental information.

                        INDEX TO EXHIBITS


Exhibit
Number    Exhibit

 *1(a)    Form of Underwriting Agreement Standard
          Provisions (Exhibit 1(a) in 33-53046)
  1(b)    Agency Agreement (to be filed on Form 8-K)
 *4(a)    Indenture dated as of May 15, 1988, between
          the Company and Chemical Bank, Trustee
          (Exhibit 4 in 33-21671)
 *4(b)    First Supplemental Indenture dated as of
          December 16, 1988, between the Company and
          Chemical Bank, Trustee (Exhibit 4.2 in 33-
          25114)
 *4(c)    Second Supplemental Indenture dated as of
          September 14, 1990, between the Company and
          Chemical Bank, Trustee (Exhibit 4(c) to
          Current Report on Form 8-K dated September 26,
          1990 in 1-6140)
**5       Opinion and consent of Friday, Eldredge &
          Clark
 *12      Statement regarding computation of ratio of
          earnings to fixed charges of the Company
          (Exhibit (12) to Form 10-Q for the quarter
          ended July 29, 1995 in 1-6140)
  23.1    Consent of Deloitte & Touche LLP
**23.2    Consent of Friday, Eldredge & Clark (included
          in Exhibit 5)
**24      Powers of Attorney
**25      Statement of Eligibility and Qualification on
          Form T-1 of Chemical Bank


 *Incorporated herein by reference as indicated.
**Previously filed.